EXHIBIT 99.2

November 29, 2004

Mr. James Reagan

Dear Jim,

We are pleased to offer you employment at Aspect Communications Corporation as Executive Vice President and Chief Financial Officer reporting to me. We anticipate that you will work for Aspect from our headquarters offices. Your start date will be on or before December 6, 2004.

Your starting salary will be $12,115.38 paid bi-weekly. This base salary is equivalent to approximately $315,000.00 per year. All compensation described in this letter will be subject to applicable tax withholding.

You will also be eligible to participate in the Aspect Executive Incentive Plan (EIP). Under this plan you may be eligible (subject to any requirement that you be employed on the applicable payment date(s) and to any other conditions established by our Compensation Committee) to receive an annual cash bonus targeted at 70% of your eligible annual earnings. The amount of the EIP bonus will be based on the Company’s performance and your completion of, or contribution to, performance milestones on your annual goals.

We will recommend to the Plan Administrator of the Company’s Stock Option Plan that you be granted options to purchase three hundred thousand shares of Aspect Communications Corporation Common Stock. These options will be granted on your start date. The exercise price per share will be the closing price of our stock on the date of grant as quoted in the Wall Street Journal. The options will vest and become exercisable over four years: twenty-five percent (25%) of the shares will vest and become exercisable on the first anniversary of the initial grant date, and the balance of the shares will vest and become exercisable in equal increments monthly over the remaining three-year period. Should your employment terminate for any reason, your options will cease to continue to vest as of your termination unless as otherwise specified by a written agreement (e.g., by the change in control agreement). Complete details of the stock option agreement will be provided to you upon approval of your options and the options will be subject to the terms of the 1999 Equity Incentive Plan and our standard form of stock option agreement.

James Reagan

You will also be eligible for Aspect’s executive relocation package. Details on the relocation package are provided in attachment A.

If and to the extent that any reimbursements by Aspect of business expenses incurred by you in traveling between Virginia and Aspect’s San Jose, California offices cause you to recognize taxable income, then Aspect will pay to you such additional amounts to reimburse you, on a grossed-up basis, for the incremental federal and state income taxes incurred by you as a result of such taxable income. For purposes of calculating the amount of such tax reimbursement payment, (i) it will be assumed that such income is taxable at the highest marginal federal and applicable state income tax rates, (ii) the deductibility of state taxes against federal income will be taken into account, (iii) Aspect shall withhold applicable income and employment tax withholdings from such payment, and (iv) Aspect’s determination of the required tax reimbursement payment shall be determinative.

Further, as an Aspect executive, we expect that our Compensation Committee will approve and you will be given an opportunity to execute a change of control agreement. The change of control document will be provided separately.

In addition to your base salary and incentive bonuses, as an additional executive benefit, you will be eligible for up to $3,500.00 per year in executive expense reimbursement for any combination of the following:

-	Personal income tax preparation

-	Financial and estate planning

-	Personal physical exam

This offer of employment is contingent upon the following:

•	Your ability to provide and maintain the proper and necessary documentation required for you and Aspect to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States. Enclosed is a complete listing of acceptable forms of documentation. If you are a foreign national requiring work authorization to begin employment, you must contact the Aspect Immigration Department at (408) 325-4102 or jang.im@aspect.com to initiate the visa process. Aspect will submit a petition on your behalf to obtain employment authorization, and will file visa applications for your immediate dependent family members. Aspect will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, Aspect reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in six (6) months of initial filing or if your petition is rejected by the proper government authorities. Should economic conditions affecting Aspect’s workforce change prior to obtaining employment authorization; Aspect reserves the right to rescind this offer. Please note that if you currently have employment authorization such as

James Reagan

practical, curricular or academic training (F-1 or J-1), you must contact the Aspect Immigration Department before beginning employment.

•	Your execution (signature) of the Aspect Employee Agreement which protects the intellectual property and confidential information of Aspect, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.

•	The satisfactory review and/or verification of background information, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.

•	The satisfactory review and completion of professional references submitted to Aspect by you.

Your employment will be based on the mutual consent of you and Aspect, meaning on an at-will basis. Accordingly, either you or the Company can terminate the employment relationship at will with or without cause or advance notice, at any time. Only the CEO of the Company has the authority to change the at-will nature of your employment with Aspect, which must be done in a written agreement expressly for that purpose.

This letter is the complete and entire expression of our offer of employment and supersedes all other information, whether written or oral, concerning your employment offer with Aspect Communications Corporation. This offer is valid only if signed by an authorized Aspect agent.

We are delighted to present this offer to you and look forward to your acceptance.

Sincerely,

/s/ Gary Barnett

Gary Barnett
President and Chief Executive Officer

I have read, understand and agree to the terms and conditions set forth above.

/s/ James Reagan	December 3, 2004

James Reagan	Date